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                                                                              Exhibit 12(a)

                                Entergy Arkansas, Inc.
             Computation of Ratios of Earnings to Fixed Charges and
       Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                              1994     1995     1996     1997    1998     1999
Fixed charges, as defined:
  Total Interest Charges                                    $110,814 $115,337  $106,716 $104,165  $96,685  $97,023
  Interest applicable to rentals                              19,140   18,158    19,121   17,529   15,511   17,289
                                                            ------------------------------------------------------

Total fixed charges, as defined                              129,954  133,495   125,837  121,694  112,196  114,312

Preferred dividends, as defined (a)                           23,234   27,636    24,731   16,073   16,763   17,836
                                                            ------------------------------------------------------

Combined fixed charges and preferred dividends, as defined  $153,188 $161,131  $150,568 $137,767 $128,959 $132,148
                                                            ======================================================

Earnings as defined:

  Net Income                                                $142,263 $136,666  $157,798 $127,977 $110,951  $69,313
  Add:
    Provision for income taxes:
       Total                                                  29,220   72,081    84,445   59,220   71,374   54,012
    Fixed charges as above                                   129,954  133,495   125,837  121,694  112,196  114,312
                                                            ------------------------------------------------------
Total earnings, as defined                                  $301,437 $342,242  $368,080 $308,891 $294,521 $237,637
                                                            ======================================================
Ratio of earnings to fixed charges, as defined                  2.32     2.56      2.93     2.54     2.63     2.08
                                                            ======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                1.97     2.12      2.44     2.24     2.28     1.80
                                                            ======================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.
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